EXHIBIT 99.1

• Press Release

For immediate release

Company contact: William M. Crawford, Investor Relations Manager, 303-293-9100

BILL BARRETT CORPORATION INCREASES ITS UINTA BASIN EXPLORATION ACREAGE WITH BLACKTAIL RIDGE

EXPLORATION AGREEMENT

DENVER – (PR Newswire) – December 22, 2006 – Bill Barrett Corporation (NYSE: BBG) today announced that it has entered into an exploration and development agreement (EDA) with Ute Energy at Blacktail Ridge in the Uinta Basin. This area includes approximately 99,000 acres of tribal and area of mutual interest land and is located in the Cedar Rim portion of the prolific Altamont-Bluebell field, which has produced over 197 million barrels of oil and 177 billion cubic feet of gas, primarily from the deeper Wasatch Formation. Blacktail Ridge is adjacent to and just north of the Company’s expansive Lake Canyon exploration position, where it is currently drilling the first of a multi-well program offsetting its 2006 Wasatch Discovery at its #1 DLB well. The Company recognizes at least 200 locations in Blacktail Ridge on 160-acre spacing, targeting the Wasatch and Green River formations at depths ranging from 5,000 to 11,000 feet.

Bill Barrett Corporation has agreed to drill a minimum of 5 test wells in 2007 and 8 test wells each subsequent year to earn a 50% working interest and Ute Energy has the option to participate for up to a 50% working interest in all wells within the prospect boundaries.

Fred Barrett, Chairman and Chief Executive Officer, commented, “We are proud and excited to continue our long-standing relationship with the Tribe with the addition of Blacktail Ridge to our extensive Lake Canyon position. We believe that the Blacktail Ridge has significant long-term upside potential, given its proximity to prolific proven Wasatch and Green River production in Cedar Rim.”

Forward-Looking Statements

This press release is forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements reflect Bill Barrett Corporation’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause our actual results to differ materially including, among other things, exploration results, transportation, processing, market conditions, oil and gas price volatility, the availability and cost of services and materials, the ability to receive drilling and other permits, surface access and costs, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of Bill Barrett Corporation risk management activities, governmental regulations and other factors discussed in the Company’s reports filed with the SEC, including the Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended September 30, 2006.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops natural gas and oil in nine basins and the overthrust belt in the Rocky Mountain region of the United States. Additional information about the Company may be found on its web site www.billbarrettcorp.com.

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